As filed with the Securities and Exchange Commission April 17, 1998
                                             Registration Statement No. 33-
                                                                           -----
--------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                            SHERIDAN HEALTHCARE, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                                  04-3252967
(State or other jurisdiction                                 (I.R.S. Employer
 of incorporation or organization)                           Identification No.)

                         4651 Sheridan Street, Suite 400
                            Hollywood, Florida 33021
                                                      (954) 987-5822
   (Address,  including zip code, and telephone number,  including area code, of
    Registrant's principal executive offices)
                         -------------------------------
                            Mitchell Eisenberg, M.D.
                 Chairman, President and Chief Executive Officer
                            Sheridan Healthcare, Inc.
                         4651 Sheridan Street, Suite 400
                            Hollywood, Florida 33021
                                 (954) 987-5822
     (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                                 With a copy to:

                              Kevin M. Dennis, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                           Boston, Massachusetts 02109


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------- ----------------------- -------------------------
 Title of Securities Being        Proposed Maximum         Amount of
         Registered             Aggregate Offering      Registration
                                      Price(1)                Fee
----------------------------- ----------------------- -------------------------

  Common Stock, par value           $16,810,000.00          $4,959.00
       $.01 per share
----------------------------- ----------------------- -------------------------

(1) Based upon the average of the high and low sale prices of the Common Stock of Sheridan Healthcare, Inc. reported on the NASDAQ National Market on April 15 , 1998 and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED APRIL 17, 1998
PROSPECTUS
----------
                                1,000,000 Shares

                            SHERIDAN HEALTHCARE, INC.

                                  Common Stock
                          -----------------------------

        This Prospectus relates to the registration of 1,000,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Sheridan Healthcare, Inc. ("Sheridan" or the "Company"). All of the shares of Common Stock are being offered by the Company. The Common Stock is quoted on the NASDAQ National Market ("NASDAQ") under the symbol "SHCR." On April ___, 1998, the last reported sale price for the Company's Common Stock was ___ per share.

                          -----------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                          -----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                             PRICE                                 PROCEEDS
                              TO                 PLACEMENT            TO
                            PUBLIC                FEE (1)          COMPANY (2)
--------------------------------------------------------------------------------
PER SHARE..........      $               $                     $
--------------------------------------------------------------------------------
TOTAL.............       $               $                     $
================================================================================

(1) The Company has agreed to indemnify the Placement Agent against certain liabilities under the Securities Act of 1933, as amended, see "Plan of Distribution".

(2)     Before deducting expenses of the offering estimated at $
                                                                -------------- ,
        payable by the Company.
                          -----------------------------

       The Common Stock offered hereby is offered for sale by the Company to one or more select accredited institutional investors. The Common Stock offered hereby is being offered on a best efforts basis and the offering will terminate fifteen business days following the date hereof. Purchasers of the shares offered hereby must purchase a minimum of 300,000 shares. There are no arrangements to place the funds received in an escrow trust or similar arrangement. It is expected that the delivery of certificates representing the shares of Common Stock will be made against payment for the shares in -----------------, ------------------- on or about April , 1998. ---

                The date of this  Prospectus is April    , 1998.
                                                      ---

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company is required to file electronic versions of these reports, proxy statements and other information with the Commission via the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System. The Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains all EDGAR filings. In addition, material filed by the Company can be inspected at the offices of The NASDAQ Stock market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-26806), as filed on March 30, 1998, and amended on Form 10-K/A, as filed on April 17, 1998; (ii) the Company's Current Report on Form 8-K filed March 19, 1998, as amended on Form 8-K/A, as filed on April 16, 1998; and (iii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed September 20, 1995, including any amendment or report filed for the purpose of amending such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

        THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY OWNER (BENEFICIAL OR OF RECORD) OF COMMON STOCK, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, AT THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JAY A. MARTUS, ESQ., VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, SHERIDAN HEALTHCARE, INC., 4651 SHERIDAN STREET, SUITE 400, HOLLYWOOD, FLORIDA 33021, TELEPHONE (954) 987-5822.

                           FORWARD LOOKING STATEMENTS

        This Prospectus contains or incorporates certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements are subject to risks and uncertainties that would cause actual results to differ materially from those projected. Those risks and uncertainties include fluctuations in the volume of services delivered by the Company's affiliated physicians, changes in reimbursement rates for those services, uncertainty about the ability to collect the appropriate fees for those services, the loss of significant hospital or third-party payor relationships, and changes in the number of patients using the Company's physician services as well as those items described in "Risk Factors".

                                   THE COMPANY

        The Company is a physician practice management company that provides and manages practices that provide specialist physician services at hospitals and ambulatory surgical facilities in the areas of anesthesia, neonatology, pediatrics, obstetrics, pain management and emergency services. In addition, it owns and operates, or manages, office-based obstetrical, general surgical, gynecologic-oncology, perinatology and primary care practices. The Company derives substantially all of its revenue from the medical services provided by the physicians who are employed by the Company or whose practices are managed by the Company. The Company generates revenue from its specialist physician services by directly billing third-party payors or patients on a fee-for-service or discounted fee-for-service basis. In addition, several hospitals at which the Company provides specialist physician services pay subsidies to the Company to supplement revenue from billings to third-party payors. The Company generates revenue from its office-based physician services pursuant to various payment arrangements, including shared-risk capitation arrangements, fee-for-service or discounted fee-for-service arrangements and other capitation arrangements.

        The Company's objective is to expand its business by increasing the number of hospitals and other health care facilities at which it provides specialist physician services, providing physician services in additional specialties to existing hospital customers and acquiring or managing additional physician practices. One of the Company's key strategies is to create integrated networks providing women's and children's healthcare services, consisting of both hospital-based and office-based physicians in various complementary specialties that support the Company's hospital customers. As of April 8, 1998, the Company employed, or managed the practices of, approximately 241 physicians practicing under 52 specialty service contracts with 35 health care facilities and at 24 office locations.

        The Company's principal executive offices are located at 4651 Sheridan Street, Suite 400, Hollywood, Florida 33021, and its telephone number is (954) 987-5822.

                                                   THE OFFERING

Common Stock Offered                                 1,000,000 shares

Common Stock to be outstanding after
        the offering                                 9,197,736 shares

NASDAQ National Market Symbol                        SHCR

                               RECENT DEVELOPMENTS

     During the period from January 1998 to March 1998 the company completed four transactions with physician practices for aggregate consideration of approximately $37.3 million of which approximately $17.2 million was paid in cash and approximately $20.1 million was paid through the issuance of approximately 1,384,000 shares of the Company's common stock. In connection with such transactions the Company entered into long-term management agreements with a hospital-based anesthesia practice with twelve physicians, a hospital-based anesthesia and pain management practice with eight physicians and an office-based gynecologic-oncology practice with two physicians. These practices are all located in Florida. The Company also entered into a long-term management agreement with an office-based perinatology practice with two physicians that is located in Texas (the "Perinatology Transaction").

     The Company may be obligated to issue additional shares of Common Stock (the "Additional Shares") as consideration for the Perinatology Transaction if the total value of cash received and the fair market value of shares of Common Stock held by each shareholder of the two entities through which the acquired practice is conducted, as of March 4, 1999, is not equal to a specified dollar value. Under the Company's Charter and the Delaware General Corporation Law, the Board of Directors had the authority to approve the issuance of the Common Stock. However, because the Additional Shares could, if issued, be equal to or in excess of 20% of the number of shares outstanding prior to the issuance of such shares, Rule 4310 of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") requires that stockholder approval be obtained in order for the Additional Shares in excess of the 20% level to be listed on Nasdaq. Accordingly, the Company shall be soliciting stockholder approval for the issuance of such additional shares.

     Effective April 1, 1998 the Company completed the sale of a primary care practice with two office locations for an aggregate price of approximately $3.5 million. As consideration for the sale the Company received from the buyer a promissory note pursuant to which payments are made based on a 20-year amortization schedule, with a balloon payment at the end of the fifth year. The annual interest rate on the note is 7.5%. The practices generated approximately $ 8.2 million in net revenue for the year ended December 31, 1997. The Company did not realize a significant gain or loss on the transaction.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of the Company's Common Stock.

RISKS ASSOCIATED WITH THE COMPANY'S GROWTH STRATEGY

        A key element of the Company's strategy involves growth through acquisition of physician practices. The Company is subject to various risks associated with this strategy, including the risk that the Company will be unable to identify and recruit suitable acquisition candidates in the future. The growth and profitability of the Company is also largely dependent on the Company's ability to effectively integrate the acquired practices to maintain or increase reimbursement levels, to manage and control costs, and to realize economies of scale. Any failure of the Company to consummate economically feasible acquisitions, effectively integrate acquired practices or price its services appropriately could have a material adverse effect on the Company's financial condition or results of operations.

RISKS ASSOCIATED WITH GROWTH FROM NEW CONTRACTS AND SERVICES

        The Company's growth strategy is also based on obtaining new contracts for the provision of specialist physician services. There is substantial competition for such contracts and the Company is increasingly involved in a competitive bidding process that requires the Company to accurately project revenues and expenses on a forward basis with limited information. The integration of new contracts, as well as the maintenance of existing contracts, is made more difficult by increasing pressures from health care payors to reduce reimbursement rates at a time when the cost of providing medical services continues to increase. Any failure of the Company to identify opportunities for new contracts and services, effectively integrate new contracts, and price its services appropriately could have a material adverse effect on the Company's operating results.

RISKS RELATING TO CAPITAL REQUIREMENTS

        The Company's acquisition of physician practices requires substantial capital investment. Capital is typically needed not only for the acquisition of the physician practices, but also for the effective integration, operation and expansion of the practices as well as the start-up of new contracts for specialist physician services. The practices may require capital for renovation and expansion and for the addition of medical equipment and technology.
Therefore, the Company will need to raise capital through the issuance of long-term or short-term indebtedness or the issuance of its equity securities in private or public transactions in order to complete further acquisitions and expansion. This could result in dilution of existing equity positions and increased interest expense. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing physician practices can be obtained on suitable terms, if at all.

RISKS ASSOCIATED WITH EXPANSION INTO NEW GEOGRAPHIC MARKETS

        In pursuing its growth strategy, the Company intends to expand its presence into new geographic markets. Expansion of the operations of the Company to other jurisdictions could require additional structural and organizational modifications of the Company's form of relationship with hospitals or physician practices. Those changes, if any, could have an adverse effect on the Company. The laws in most states regarding the corporate practice of medicine and the laws relating to self-referral have been subject to limited judicial and regulatory interpretation and, therefore, no assurances can be given that if the Company's activities are challenged that they will be found to be in compliance with all applicable laws and regulations. The Company may also face competitors with greater knowledge of such markets than the Company. There can be no assurance that the Company will be able to effectively establish a presence in these new markets.

COMPETITION

        The provision of health care services and physician practice management services are both competitive businesses in which the Company competes for contracts with numerous entities in the health care industry. The Company also competes with traditional providers and managers of health care services for the recruitment of employed or managed physicians. In addition, the Company, in pursuing its growth strategy, faces competitive pressures for the acquisition of, and the provision of management services to, additional hospital-based and office-based physician practices. Several companies, both publicly and privately held, that have greater resources than the Company are pursuing the acquisition of the assets of physician practices and management contracts with physician practices. There can be no assurance that the Company will be able to continue to compete effectively with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of, and provide management services to, physician practices on terms beneficial to the Company.

VOLATILITY OF STOCK PRICE

        Historically there has been and there may continue to be volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company and their relationship to analysts' projections, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES OF ELIGIBLE FOR FUTURE SALE

       Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 1,000,000 shares of Common Stock offered hereby and the 3,825,000 shares of Common Stock issued in the Company's initial public offering, 2,975,459 shares of Common Stock owned by current stockholders of the Company are currently eligible for sale in the public market, 13,564 shares will be eligible for sale beginning in November 1998, 460,120 shares will be eligible for sale beginning in January 1999 and 923,593 shares will be eligible for sale beginning in March 1999. All of the executive officers and directors of the Company, who currently hold 347,013 shares, have agreed not to publicly offer, sell or otherwise dispose of any shares of Common Stock owned by them for 60 days from the date of this prospectus without the consent of the Placement Agent. Upon the later of the expiration of such agreement or such dates, pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), such stockholders may sell such shares without registration, subject to certain limitations, including limitation on volume of sales. If such stockholders should sell or otherwise dispose of a substantial amount of Common Stock in the public market, the prevailing market price for the Common Stock could be adversely affected.

CONCENTRATION OF REVENUE

        A significant portion of the Company's revenue is derived from delivering or managing hospital-based physician services from hospitals that are under common ownership by a limited number of entities. Of the Company's total net revenue in 1997, approximately $21.8 million, or 22.1%, was derived from anesthesia, obstetrics and neonatology services delivered at three hospitals owned and operated by the South Broward Hospital District. In addition, approximately $21.8 million, or 22.2% of the Company's total net revenue in 1997, was derived from anesthesia, neonatology, pediatric and emergency services delivered at 11 hospitals and two ambulatory surgical facilities owned and operated by Columbia/HCA Healthcare Corp. In addition, approximately $11.7 million, or 11.9% of the Company's total net revenue in 1997, was derived from anesthesia, neonatology, pediatric, emergency and management services delivered at seven hospitals owned and operated by Tenet Healthcare Corporation. The loss of any of these arrangements or relationships would have a material adverse effect on the Company's business.

        A significant portion of the Company's revenue from both hospital-based and office-based physician services is derived from various arrangements, including fee-for-service and capitation arrangements, with Humana Medical Plans, Inc., a third-party payor, and its affiliates. During 1997, the Company derived total net revenue of approximately $14.1 million from Humana and its affiliates, which accounted for 14.3% of the Company's total net revenue and included approximately $7.7 million in shared-risk capitation revenue that was eliminated as part of the sale of practices discussed under "Material Changes". The loss of any existing contracts or arrangements with Humana could have a material adverse effect on the Company's business.

EXPOSURE TO PROFESSIONAL LIABILITY

        Due to the nature of its business, the Company from time to time becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the negligence of physicians employed or contracted by the Company or the practices it manages. To the extent such physicians are employees of the Company or were regarded as agents of the Company in the practice of medicine, the Company would, in most instances, be held liable for their negligence. In addition, the Company could be found in certain instances to have been negligent in performing its management services under contractual arrangements even if no agency relationship with the physician were found to exist. The Company's contracts with hospitals and third party payors generally require the Company to indemnify such other parties for losses resulting from the negligence of physicians who were employed or managed by or affiliated with the Company. The Company maintains professional and general liability insurance on a claims made basis in amounts deemed appropriate by management, based upon historical claims and the nature and risk of its business. There can be no assurance, however, that an existing or future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claim or claims or that such coverage will continue to be available or available with sufficient limits and at reasonable cost to adequately and economically insure the Company's operations in the future. A judgement against the Company in excess of such coverage could have a material adverse effect on the Company.

LIMITATIONS ON REIMBURSEMENT

        Substantially all of the Company's revenues are derived from third party payors, such as governmental programs (primarily Medicare and Medicaid), private insurance plans and managed care organizations. Reflecting current trends in the health care industry, these third party payors increasingly are negotiating with health care providers such as the Company concerning the prices charged for medical services by its owned and managed practices, with the goal of lowering reimbursement and utilization rates. The profitability of the Company may be adversely affected by changes in Medicare and Medicaid reimbursement, cost containment decisions of third party payors and other payment factors over which the Company has no control.

        A significant portion of the Company's revenue is derived from delivering medical services to patients who are covered under various Medicare and Medicaid health care programs. Approximately 15.8% of the Company's total net revenue in 1997 was derived from the assignment of Medicare and Medicaid benefits to the Company by patients of the Company's affiliated physicians. In addition, approximately 7.9% of the Company's total net revenue in 1997 was derived from capitation payments from health maintenance organizations for patients who had assigned their Medicare or Medicaid benefits to the health maintenance organizations. Medicare and Medicaid reimbursement policies are subject to sweeping change and those programs are under significant pressure to reduce the costs of providing health care services.

        The federal Medicare program adopted a system of reimbursement of physician services, known as the resource based relative value scale ("RBRVS"), which took effect in 1992 and was implemented on December 31, 1996. The Company expects that the RBRVS fee schedule and other future changes in Medicare reimbursement, for the services it provides, will increase at or above the overall rate of inflation throughout the U.S. economy, though there can be no assurance that these increases will occur.

        On August 5, 1997, the President signed into law a number of Medicare provisions as part of the Balanced Budget Act of 1997. When compared with projected Medicare levels under current law, the legislation could reduce Medicare spending by $115 billion over 5 years. The vast majority of these savings would come from reductions in payments for services of healthcare facilities, practitioners and other providers. The legislation will eliminate disparities in payment rates for similar services by physicians in different specialties effective January 1, 1998. Beginning in 1998, inflation increases will be adjusted based on a "sustainable growth rate" defined with reference to the change in (i) the number of Medicare beneficiaries, (ii) the gross domestic product per capita, and (iii) the level of expenditures for physician services. The Company has experienced a reduction in reimbursement for certain medical services provided by its physicians with a specialty in surgery due to this legislation. This reduction has not been significant. The legislation will also revise Medicare payments for practice expense costs and change payments to managed care plans from the current rate of 95% of fee-for-service rates in the area, to a nationwide average per capita fee for service spending, with an adjustment factor for local area wage rates. Any further reductions in payment for the services offered by the Company could have an adverse effect on the Company's results of operations and financial condition.

        Some private insurance plans and managed care organizations with which the company has contracts or to whose members it provides medical services have limited operating histories. A default of a third-party payor and non-payment for the Company's medical services could have an adverse effect on the Company's results of operations and financial condition.

SIGNIFICANT GOVERNMENT REGULATION

        Because the Company is a participant in the health care industry, its operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company is also subject to laws and regulations relating to business corporations in general. The Company believes its operations are in material compliance with applicable laws. However, the assortment of laws and regulations affecting the Company's business is complex, in many cases un-clear and many provisions have not been the subject of regulatory or judicial interpretation and there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that the Company has not complied fully with all applicable laws and regulations in one or more aspects of its business or that could otherwise adversely affect the operations of the Company. Further, there can be no assurance that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion.

        The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine and certain self-referral laws and regulations restrict the activities of physicians who are employed by entities in which they have ownership interests. The structure of the Company's operations in certain states is influenced by the laws prohibiting business corporations from practicing medicine and the structure of the Company's arrangements with physicians, who may be restricted by self-referral laws, is influenced by those self-referral laws and regulations.

        Expansion of the operations of the Company to other jurisdictions could require additional structural and organizational modifications of the Company's form of relationship with hospitals or physician practices. Those changes, if any, could have an adverse effect on the Company. The laws in most states regarding the corporate practice of medicine and the laws relating to self-referral have been subject to limited judicial and regulatory interpretation and, therefore, no assurances can be given that if the Company's activities are challenged that they will be found to be in compliance with all applicable laws and regulations.

        In addition to prohibiting the practice of medicine, numerous states prohibit entities like the Company from engaging in certain health care related activities such as fee-splitting with physicians. Florida, for instance, enacted in April 1992 a Patient Self-Referral Act that severely restricts patient referrals for certain services, prohibits mark-ups of certain procedures, requires disclosure of ownership in businesses to which patients are referred and places other regulations on health care providers. The Company believes that its Florida practices fit within the group practice exemption contained in the Patient Self-Referral Act. However, investments or contractual relationships with businesses not specifically operated by the Company would, in some cases, be prohibited. The Company believes that it is likely that other states will adopt similar legislation. Accordingly, expansion of the operations of the Company to jurisdictions may require it to comply with such jurisdictions' regulations which could lead to structural and organizational modifications of the Company's form of relationship with hospitals or physician practices in those states. Those changes, if any, could have an adverse effect on the Company.

        Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease, or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Statute is broad in scope and has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Company believes that it has not violated the Anti-kickback Statute. Violation of the Anti-kickback Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

        The  federal   government   has  published   regulations   that  provide
exceptions, or "safe harbors," for transactions that will be deemed not to violate the Anti-kickback Statute. Among the safe harbors included in the regulations were provisions relating to the sale of practitioner practices, management and personal service agreements, and employee relationships. Although the Company believes that it is not in violation of the Anti-kickback Statute, some of its operations do not fit within any of the existing or proposed safe harbors, and, accordingly, there can be no assurance that the Company's practices will not be found to be in violation of the statute, and any such finding could have a material adverse effect on the Company.

        Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act Of 1993. These prohibitions, commonly known as "Stark II," prohibit, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement including the physician's own group practice. The designated health services include radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment, supplies, prosthetics, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." While the Company believes it is in compliance with the Stark legislation, there can be no assurance this is the case. Moreover, the violation of Stark I or II by the Company could result in significant fines or penalties and exclusion from
participation  in  the  Medicare  and  Medicaid  programs.   Such  penalties  or
exclusion, if applied to the Company, could result in significant loss of reimbursement which would adversely affect the Company.

        On March 27, 1996, the United States Department of Health and Human Services promulgated regulations pursuant to the requirements of the Omnibus Budget Reconciliation Act of 1990 concerning physician incentive plans. The regulations provide that physician incentive plans may operate only if no specific payment is made directly or indirectly under the plan as an inducement to reduce or limit medically necessary services furnished to a specific enrollee. These regulations only apply to enrollees who are entitled to Medicare or Medicaid benefits under a prepaid health plan. The Company does not believe these regulations will have a material effect on the Company's current operations, including its contractual arrangements with its physicians and prepaid health plans.

        Because the Company intends to maintain certain of the health care practices that it acquires as separate legal entities, they may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. The Company intends to comply with such state and federal laws as may affect its operations, but there is no assurance that the review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company.

        There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on health care providers which fraudulently or wrongfully bill governmental or other third-party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. The Company believes it is in material compliance with such laws, but there is no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but regulatory authorities may differ and in such event the Company may have to modify its physician billing arrangements. Noncompliance with such regulations may adversely affect the operation of the Company and subject it to penalties and additional costs.

        Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to the hiring and contracting of physicians by other health care providers or to companies which participate in capitated arrangements, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

        Certain provision of the Company's certificate of incorporation, by-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors and the ability of the Board of Directors to authorize the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that stockholder became an interested stockholder.

DEPENDENCE ON KEY MANAGEMENT

        The Company is highly dependent on its senior and middle management. The loss of key management personnel or inability to attract, retain and motivate sufficient number of qualified management personnel could adversely affect the Company's business. In addition, the Company may enter into employment agreements with key physicians and administrative personnel of acquired practices. The loss of these key personnel could adversely affect the performance of the acquired practice and the Company.

                                 USE OF PROCEEDS

        The net proceeds to the Company from the sale of the shares of Common Stock offered hereby will be approximately $ million. The Company intends
                                             -----
to utilize the entire proceeds to repay a portion of the Company's outstanding indebtedness under the Company's revolving credit facility with NationsBank National Association ("NationsBank"). The revolving credit facility currently bears interest at the weighted average rate of 7.60% and is payable in December 2000. The Company utilized the proceeds of the currently outstanding indebtedness under its credit facility to finance the acquisition of certain physician practices and for working capital and other general corporate purposes.

                              PLAN OF DISTRIBUTION

       The Shares offered hereby are being offered for sale directly by the Company to a limited number of accredited institutional investors and affiliates of such accredited institutional investors in minimum purchase amounts of 300,000 shares. The price of the Shares offered hereby will be determined through negotiations between the Company and prospective purchasers of the Shares. Pacific Growth Equities, Inc. (the "Placement Agent") has been retained to assist the Company, on a best efforts basis, in arranging sales of 1,000,000 shares to be sold in the offering. The Placement Agent is not obligated to purchase any of the shares offered hereby. No investor funds will be accepted prior to the effectiveness of the Registration Statement. There can be no assurance that the Company will be successful in selling any or all of the Shares offered hereby.

        The Company has agreed to pay to the Placement Agent a fee equal to 5% of the purchase price of the shares. The Company has also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

        The legality of the Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                     EXPERTS

        The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving those reports.

==========================================     =================================


No   dealer,    salesperson   or   other
individual  has been  authorized to give
any     information    or    make    any
representations  not  contained  in this
Prospectus.   If  given  or  made,  such
information or  representation  must not                1,000,000 SHARES
be relied upon as having been authorized
by   the    Company   or   the   Selling                     SHERIDAN
Stockholders.  This  Prospectus does not                HEALTHCARE, INC.
constitute   an  offer  to  sell,  or  a
solicitation  of an  offer  to buy,  the
Common Stock in any jurisdiction  where,
or to any person to whom, it is unlawful
to  make  such  offer  or  solicitation.                  COMMON STOCK
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                               ---------------------------------

                                                            Prospectus
                                               ---------------------------------














                                                          April     , 1998
                                                                ---



==========================================     =================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          --------------------------------------------

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

     Registration fee -- Securities and Exchange Commission.....     $  4,959.00
     Accountants' fees and expenses.............................           *
     Blue Sky fees and expenses.................................           *
     Legal fees and expenses (other than Blue Sky)..............           *
     Miscellaneous..............................................           *
                                                                     -----------
        TOTAL...................................................     $     *
                                                                     ===========

        *      To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VII of the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article V of the Company's Amended and Restated By-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines, taxes, penalties and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

        The Amended and Restated Stockholders' Agreement, filed as Exhibit 4.2 to the Company's registration statement on Form S-1 (File No. 33-93290) filed on June 8, 1995, as amended (the "Form S-1"), provides for indemnification by the Company of its existing principal stockholders and the controlling persons of such stockholders against certain liabilities arising under the securities laws.

        Under Section 7 of the Underwriting Agreement filed as Exhibit 1.1 to the Form S-1, the underwriters of the Company's initial public offering have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

        The  Company  carries  directors'  and  officers'   liability  insurance
covering its directors and officers.

Item 16.          Exhibits.

      3.1           Form of Placement  Agreement  between   the Company  and the
                    Placement Agent dated April    , 1998.
                                                ---

      3.2           Form of Common Stock Purchase Agreement between the  Company
                    and certain  purchasers  dated  April    , 1998.
                                                          ---

      4.1 Third Amended and Restated Certificate of Incorporation, as amended effective May 27, 1997 (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

      4.2           Amended   and  Restated  By-laws  (incorporated  herein   by
                    reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

      5.1* Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

     23.1 Consent of Arthur Andersen LLP, Independent Certified Public Accountants.

     23.2           Consent of Goodwin, Procter & Hoar LLP (included  in Exhibit
                    5.1 hereto).

     24.1 Powers of Attorney (included on the signature page of this Registration Statement).

       *            To be filed by amendment

ITEM 17.  UNDERTAKINGS.
          -------------

(a) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the Form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on April 17, 1998.

                                 SHERIDAN HEALTHCARE, INC.



                             By: /s/ Mitchell Eisenberg
                                 ------------------------------------------
                                 Mitchell Eisenberg, M.D.
                                 Chairman, President and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Mitchell Eisenberg, M.D. and Jay A. Martus, Esq., and each of them, as her or his true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her or his substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



           Signature                           Title                     Date

/s/ Mitchell Eisenberg, M.D.      Chairman of the Board of,       April 17, 1998
----------------------------      Directors, President and
Mitchell Eisenberg, M.D.          Chief Executive Officer
                                  (Principal Executive Officer)



/s/ Michael F. Schundler          Chief Operating Officer and     April 17, 1998
-------------------------         Chief Financial (Principal
Michael F. Schundler              Financial Officer and
                                  Principal Accounting Officer)


/s/ Lewis D. Gold, M.D.           Executive Vice President-       April 17, 1998
----------------------------      Business Development and
Lewis D. Gold, M.D.               Director

/s/ Henry E. Golembesky, M.D.     Director                        April 17, 1998
-----------------------------
Henry E. Golembesky, M.D.

/s/ Jamie Hopping                 Director                        April 17, 1998
-----------------------------
Jamie Hopping

/s/ Neil A. Natkow, D.O.          Director                        April 17, 1998
-----------------------------
Neil A. Natkow, D.O.

                                  EXHIBIT INDEX


Exhibit No.         Description

      3.1           Form of Placement  Agreement  between   the Company  and the
                    Placement Agent dated April    , 1998.
                                                ---

      3.2           Form of Common Stock Purchase Agreement between the  Company
                    and certain  purchasers  dated  April    , 1998.
                                                          ---

      4.1 Third Amended and Restated Certificate of Incorporation, as amended effective May 27, 1997 (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

      4.2           Amended   and  Restated  By-laws  (incorporated  herein   by
                    reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

      5.1* Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

     23.1 Consent of Arthur Andersen LLP, Independent Certified Public Accountants.

     23.2           Consent of Goodwin, Procter & Hoar LLP (included  in Exhibit
                    5.1 hereto).

     24.1 Powers of Attorney (included on the signature page of this Registration Statement).

       *            To be filed by amendment